EXHIBIT 10
EMPLOYMENT AGREEMENT
BETWEEN
ARBIOS SYSTEMS, INC. AND AMY FACTOR

This Employment Agreement (this “Agreement”) is entered into by and between Arbios Systems, Inc., a Nevada corporation (the “Company”), and Amy Factor ("Factor"), effective as of March 31, 2005 (the “Effective Date”).

A. Factor has been a consultant to the Company, through AFO Advisors, LLC, for the past 16 months and is familiar with the Company’s technology and operations.

B. The Company believes that it is in its best interest to retain the services of Factor, and Factor is willing to provide such services on the terms and conditions of this Agreement.

C. Factor currently is, and will throughout the term of this Agreement, be employed by the Company on the terms and conditions of this Agreement.

Therefore, the parties agree as follows:

1.  Services. During the term of this Agreement, Factor shall serve, on a full time basis, as interim Chief Executive Officer of the Company and, if requested by the Board of Directors of the Company, the interim Chief Executive Officer of Arbios Technologies, Inc. Commencing on the Effective Date, Factor shall also be appointed to serve on the Board of Directors of the Company and on the Board of Directors of Arbios Technologies, Inc. As interim Chief Executive Officer, Factor will report to the Company's board of directors (the "Board of Directors"), and shall have such duties consistent with that of a Chief Executive Officer that may from time to time be designated or assigned to Factor pursuant to the directives of the Board of Directors, including those set forth in Section 4.4 below. Factor shall perform faithfully the duties assigned to her to the best of her ability.

2.  Term. The term of this Agreement shall commence on the Effective Date and, subject to Paragraph 7, shall remain in full force and effect until a permanent CEO is hired by the Company (the “Term”).

3.  Place of Services. Factor shall perform the services at the offices of AFO Advisors, LLC in Madison, New Jersey, unless otherwise agreed upon by the parties. The Company shall reimburse Factor for all reasonable out-of-pocket expenses incurred in connection with the performance of the services hereunder, including, without limitation, travel, lodging, base telephone, long distance charges incurred in connection with services provided under this Agreement, monthly fax charges, monthly internet charges, costs of a copy machine, and other reasonable office equipment and supplies. Factor shall submit a statement, with reasonable backup documentation, for such reimbursable expenses on a monthly basis, and the Company shall reimburse such expenses within 10 days.

4.  Base Salary and Benefits. The Company shall pay Factor the amounts set forth in this Paragraph 4.

4.1  Base Salary. For all services to be rendered by Factor pursuant to this Agreement, the Company agrees to pay Factor a base salary (the “Base Salary”) at a monthly rate of $25,000, which is equivalent to $300,000 on an annualized basis. The Base Salary shall be paid biweekly, in accordance with the Company’s normal payroll policies, for the services provided during the month.

4.2  Stock Options. Incentive compensation in the form of 5-year non-qualified stock options to purchase an aggregate of 200,000 shares of the Company’s common stock. Of the foregoing stock options, options to purchase 97,000 shares of the Company’s common stock shall be granted pursuant to the Company’s 2001 Stock Option Plan, and options to purchase 103,000 shares of the Company’s common stock shall be granted pursuant to the Company’s 2005 Stock Incentive Plan. If the stockholders of the Company do not approve the 2005 Stock Incentive Plan by July 15, 2005 then the options for the 103,000 shares granted under the 2005 Stock Incentive Plan will be cancelled and the Company will, on the date of such cancellation, issue to Factor a 5-year stock purchase warrant (the “Warrant”) having the same exercise price as the options granted under the 2005 Stock Incentive Plan and a similar cashless exercise provision. A registration statement on Form S-8 for the 2005 Stock Incentive Plan (and the options granted to Factor) will be filed within by no later than July 31, 2005. If the Company issues the Warrant to Factor, the Company shall cause a registration statement registering the shares of common stock underlying the Warrant to be filed with the Securities and Exchange Commission by no later than July 31, 2005. The options will have an exercise price of $1.65 per share (the closing market price of the common stock on the Effective Date) and will have the cashless exercise provision permitted under the 2001 Stock Option Plan. Options to purchase 80,000 shares will vest on the Effective Date, and the options for the remaining 120,000 shares will vest in monthly installments of 6,000 shares commencing on April 1, 2005. The vesting of these options will be accelerated to be immediately and fully (100%) vested when the Company recruits a CEO who is hired by the Board of Directors. If Factor terminates this Agreement for any reason other than a breach by the Company, or if the Company terminates this Agreement “for cause” (as defined in Section 7.2 below) before all of the remaining 120,000 options have vested, all unvested options will be forfeited. If the Company terminates this Agreement for any reason other than cause, the options will thereupon immediately and fully (100%) vest. Factor will, so long as Factor continues to be a member of the Board of Directors, have the remainder of the five year option term to exercise the options or, if Factor is no longer a member of the Board of Directors, then Factor will have one year after the termination date to exercise the options.

4.3  Discretionary Stock Options. If the Board of Directors elects to grant stock options to management personnel, it may in, its sole discretion, also grant additional stock options to Factor. The number of stock options and terms of such discretionary stock options, if any, shall be determined by the Board of Directors.

4.4  Performance-Based Bonus. Based on the performance of Factor, Factor shall be paid a discretionary cash bonus (the “Cash Bonus”), the amount of which to be determined in the reasonable discretion of the Board of Directors (without the vote of Factor). The Cash Bonus, if earned, shall be paid by March 2006; provided, however, that if a CEO is hired within twelve months following the Effective Date, the Cash Bonus, if any, shall be payable within 10 business days after the CEO begins employment with the Company. The Cash Bonus payable by the Company to Factor shall not exceed 30% of the annualized Base Fee, and shall be based on the Board of Director’s review of Factor’s performance assisting the Company’s efforts in the following areas:

a.	Increasing the awareness of the Company within the investment community.
b.	Listing of the Company’s common stock on AMEX or Nasdaq.
c.	Expanding the management and Board of Directors with quality personnel.
d.
Raising additional equity capital for the Company by the end of the Term from investors or strategic partners (other than through the exercise of any of the warrants that are outstanding as of the Effective Date).

e.	Meeting the Company’s milestones for SEPET and HepatAssist-2 technology, as outlined in the Company’s Prospectus, dated February 22, 2005.
f.	Implementing the Sarbanes-Oxley Act provisions that apply to the Company.

4.5  Paid Time Off. Factor shall be entitled to four (4) weeks of paid time off during which it shall not be required to perform any services hereunder, which period shall be pro rated during the Term.

4.6  Benefits.

a.
The Company will reimburse Factor for expenses related to maintaining her current medical, dental and vision coverage in the amount of $460/month. The Company shall not be obligated to include Factor in its medical, dental or visions policies.

b.	The Company shall provide term life insurance on the life of Factor in the amount of $500,000 throughout the Term, with Factor to determine the beneficiary.

c.	Short-term and long-term disability insurance throughout the Term.

d.	Such other benefits as provided to other senior executives of the Company.

4.7  A 401K plan. Factor shall have a right to participate in a 401K plan with the Company to match at a rate of 50% of the amount Factor contributes up to 6% of total compensation per annum.

4.8  Indemnification Agreement. The Company and Factor shall enter into an Indemnification Agreement in the form of that attached hereto as Exhibit “A” concurrently with the execution of this Agreement.

4.9  Reimbursement of Legal Fees. The Company will reimburse Factor for reasonable legal expenses she incurs in connection with the review of this Agreement.

5.  Termination.

5.1  Termination Without Cause. This Agreement may be terminated by either party, with or without cause, upon 30 days’ prior written notice.

5.2  Termination With Cause. The Company may terminate this Agreement “for cause”, and without prior written notice except in the event of termination for the reason set forth in clause (2). “For cause” termination shall mean (and shall be limited to): (1) commission of any fraud, misappropriation or engaging in willful misconduct in the performance of Factor’s services hereunder; (2) gross negligence in the performance of Factor’s services hereunder which is not cured within 10 days after written notice of such conduct has been given by the Company (provided, however, that such notice must only be given twice by the Company); (3) engaging in illegal activities or engaging in other wrongful conduct that has a material adverse effect on the Company; (4) conviction of a felony; or (5) breach of the obligations set forth in Paragraph 6 hereof.

5.3  Obligations After Termination. If this Agreement is terminated by either party, with or without cause, the Company shall pay Factor the Base Salary and accrued time off then due and owing through the date of termination. Options shall be treated as set forth in Paragraph 4.2. Thereafter, all of the Company’s obligations and Factor’s obligations under this Agreement shall cease, and no further monies or compensation shall be owing to Factor in connection with this Agreement; provided, however that the obligations of Factor pursuant to Paragraph 6 shall remain in full force and effect for the term set forth therein, and the terms set forth in the Indemnification Agreement shall remain in effect in accordance with the terms of that agreement.

6.  Covenants. Factor shall not to, directly or indirectly, on her own or by, through or for any other person or entity:

6.1  Disclose or use any Confidential Information (as defined below) except as required in the performance of her services hereunder. Factor acknowledges that the Company’s business and success depend in large part upon the use and protection of Confidential Information and agree at all times (during the Term and at all times thereafter) to hold the Confidential Information in the strictest confidence. “Confidential Information” means any and all proprietary information, technical data, trade secrets or know-how of the Company or of the Company’s clients, customers, suppliers, or consultants, including, but not limited to, any and all research, product plans, products, services, marketing plans, business plans, software, databases, developments, Inventions (as defined below), processes, formulas, technology, designs, drawings, operating procedures, trade secrets, marketing, finances or other technical, financial, or business information or plans pertaining to the Company or disclosed to Factor by the Company or any of its employees, clients, customers, consultants, or contractors, either directly or indirectly, in writing, orally or by drawings or observation of parts, equipment, software, databases or other tangible or intangible things or activities. Confidential Information does not include any of the foregoing which (a) has become publicly known and made generally available through no wrongful act of (i) Factor or (ii) of others who were under confidentiality obligations to the Company known to Factor, (b) is received by Factor from a third party and is not subject to an obligation of confidentiality owed to such third party, or (c) is independently developed by Factor without use of the Company’s Confidential Information. “Inventions” shall mean all inventions, products, processes, machines, original works of authorship, developments, concepts, improvements, enhancements, designs, discoveries, techniques, methods, technologies, data, media, derivative works, ideas, trademarks, or trade secrets, whether or not patentable or registrable under copyright or other laws, rules or regulations, which Factor may solely or jointly (with the Company) conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice in the performance by Factor of services hereunder, related to products assembled, produced, manufactured, distributed, or sold by the Company during the Term.

6.2  Claim ownership of any concept, design, work product, finished product, idea, Invention, research, or product development efforts undertaken by the Company (collectively, the “Intellectual Property”). Factor acknowledges that the Intellectual Property, the Inventions, and the Confidential Information are the sole and exclusive property of the Company.

6.3  Keep any records of the Company following request by the Company for the return of the records. Immediately upon request by the Company, Factor shall deliver to the Company (and will not keep in Factor’s possession, recreate, copy, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items owned or developed or in the possession of the Company, including those developed by Factor under this Agreement.

7.  Survivability. The terms, provisions and obligations contained in Paragraphs 4 and 6 of this Agreement and in the Indemnification Agreement shall survive the termination of this Agreement.

8.  Injunctive Relief. Factor recognizes and agrees that because of the nature of the business of the Company, it would be difficult to determine actual damages if Factor breached any of the covenants contained in Paragraph 6 hereof. In the event of a breach or threatened breach of Paragraph 6 of this Agreement, the injury suffered by the Company may not be fully compensable in money damages alone; accordingly, the Company will, in addition to other available legal or equitable remedies, be entitled to seek in a court of competent jurisdiction the remedies of injunction, specific performance and other equitable relief to prevent a breach or threatened breach without having to post bond or other security or prove damages. Nothing set forth in this Paragraph shall prevent the Company from seeking monetary damages or other relief in the event of a breach of Paragraph 6 or any other paragraph of this Agreement.

9.  Notices. All notices under this Agreement shall be in writing and shall be deemed received and become effective only when (a) delivered in person to the recipient; (b) delivered by reputable overnight courier, with a receipt being provided to the sender; (c) delivered by facsimile, with telephonic or electronic confirmation of receipt to the sender. Refusal to accept delivery shall be deemed delivery. Notices are to be addressed to the Company and Factor as set forth below. Notice of change of address shall be effective upon delivery in accordance with this paragraph.

The Company’s notice address is:

Arbios Systems, Inc.
8797 Beverly Boulevard, #206
Los Angeles, CA 90048

Factor’s notice address is:

22 Dellwood Parkway South
Madison, New Jersey 07940

10.  Entire Agreement. This Agreement and the Indemnification Agreement constitute the final, complete, exclusive, and entire statement of the terms of this Agreement and supersede in their entirety all prior and contemporaneous agreements, statements, term sheets, discussions, negotiations, and undertakings of the Company and Factor with respect to the subject matter hereof, whether written or oral, express or implied.

11.  Amendments. This Agreement may not be amended except by a writing signed by each of the parties.

12.  Severability. The invalidity or unenforceability of any provision of this Agreement as determined by a court or arbitrator shall not affect any of the other provisions hereof. The invalid or unenforceable provision shall be limited to the extent required to make it valid and enforceable, and, if necessary, severed from this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect.

13.  Acknowledgment. Factor acknowledges that it has consulted with or has had the opportunity to consult with independent counsel regarding this Agreement and has been advised to do so. Factor further acknowledges that Factor has read and understands all of the terms and obligations contained in this Agreement. This Agreement has been negotiated by the parties, and is to be construed in accordance with its fair meaning, and any rule of construction that would require an interpretation against the drafter is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties.

14.  Applicable Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of New Jersey.

15.  Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Facsimile signatures shall be effective to bind the parties, but the parties shall exchange originally signed copies of this Agreement on a reasonably prompt basis.

The parties have duly executed this Agreement as of the date first written above.

Arbios Systems, Inc.

By:
Name:
Title:

Amy Factor

By:
Name: Amy Factor